Exhibit 99.3

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)
PROMODOESWORK.COM, INC.
SEPTEMBER 30, 2008

The following unaudited pro forma combined financial statements give effect to the Share Exchange as if it had occurred at an earlier date.  The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2008 gives effect to the Share Exchange as if it occurred on September 30, 2008 and combines the historical balance sheets of Changda International Limited (“Changda”) and Promodoeswork.com, Inc. (the “Company” or “PDWK”) at September 30, 2008.  The Changda balance sheet information was derived from its unaudited September 30, 2008 consolidated balance sheet included herein.  The PDWK balance sheet information was derived from its unaudited September 30, 2008 balance sheet.

The unaudited pro forma combined balance sheet has been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized

PROMODOESWORK.COM, INC.

PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
SEPTEMBER 30, 2008

	Historical PDWK	Historical Changda	Pro Forma Combined
ASSETS
Current Assets
Cash & cash equivalents	11,572	413,000	424,572
Trade accounts receivable, net		1,570,000	1,570,000
Other accounts receivable	300	9,337,000	9,337,300
Prepaid expenses and other current assets		34,000	34,000
Inventories		1,465,000	1,465,000
Government grants & tax receivables		2,404,000	2,404,000
Total Current Assets	11,872	15,223,000	15,234,872

Non-current assets
Intangible assets, net		4,000	4,000
Goodwill		4,199,000	4,199,000
Property, plant and equipment, net		14,540,000	14,540,000
Prepaid lease payments		1,623,000	1,623,000
Total non-current assets		20,366,000	20,366,000

Total Assets		35,589,000	35,589,000

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Trade & other payables	1,943	2,534,000	2,535,943
Other short term loans		3,286,000	3,286,000
Interest bearing borrowings		1,932,000	1,932,000
Dividend payable		-
Income taxes payable		2,404,000	2,404,000
Total current liabilities	1,943	10,156,000	10,157,943

Non-current liabilities
Deferred government grants		763,000	763,000
Long term interest bearing borrowings		2,055,000	2,055,000
Total non-current liabilities		2,818,000	2,818,000

Stockholders’ equity
Common stock	8,800	5,000	13,800
Additional paid-in capital	43,200	6,180,000	6,223,200
Statutory reserve		1,910,000	1,910,000
Reverse acquisition reserve		3,662,000	3,662,000
Merger reserve		(479,000)	(479,000)
Other comprehensive income		1,015,000	1,015,000
Retained profits		10,322,000	10,322,000
Deficit accumulated during the development stage	(42,071)	-	(42,071)
Total stockholders’ equity	9,929	22,615,000	22,624,929

Total liabilities & stockholders’ equity	11,872	35,589,000	35,600,872